EXHIBIT 99.1

News Release For Immediate Release

Katherine B. Quinn, Vice Chair and Chief Administrative Officer of U.S. Bancorp, joins Ontrak Board of Directors

Santa Monica, CA – August 11, 2020 – Ontrak, Inc. (NASDAQ: OTRK) (“Ontrak” or the “Company”), a leading AI-powered and telehealth enabled, virtualized outpatient healthcare treatment company, today announced the appointment of Katherine B. Quinn, Vice Chairman and Chief Administrative Officer of US Bancorp, a 70,000 employee and $547 Billion enterprise, to its Board of Directors.

Mr. Terren Peizer, the Company’s Chairman and CEO, stated, “We are delighted to welcome Kate to the Ontrak Board of Directors at such a pivotal time in our growth trajectory. Kate’s extensive healthcare industry relationships, digital transformation experience, and proven strategic track record at Anthem, The Hartford, Cigna, and PacifiCare Health Systems make her an extremely valuable addition to the Ontrak Board. As a member of US Bancorp’s Managing Committee, Kate’s responsibilities include corporate strategy, customer experience, and digital technology for 70,000 employees and $547 Billion in assets. We look forward to Kate’s insights and perspectives on the strategic growth initiatives that will drive Ontrak’s continued, exponential growth.”

Ms. Quinn stated, “I’m impressed by what Ontrak has accomplished to date for members and health plan customers and excited to join the Ontrak Board of Directors to help the company realize its full potential. U.S. Bancorp is the parent company of US Bank National Association, which has successfully blended relationship teams and on the ground resources with advanced digital technology that helps customers engage how, when and where they prefer. As a virtual healthcare treatment company, Ontrak is also well positioned to excel at omnichannel engagement.”

Prior to joining US Bancorp, Ms. Quinn served as Senior Vice President and Chief Marketing Officer of Wellpoint, Inc. (now Anthem, Inc), Chief Marketing and Strategy Officer of the Hartford, Senior Vice President of Strategy at Cigna, Senior Vice President of Product Development at Cigna, and Corporate Director of Product Management and Development at PacifiCare Health Systems.

About Ontrak, Inc.

Ontrak, Inc. (f/k/a Catasys, Inc.) is a leading AI and telehealth enabled, virtualized outpatient healthcare treatment company, whose mission is to help improve the health and save the lives of as many people as possible. The company’s PRE™ (Predict-Recommend-Engage) platform predicts people whose chronic disease will improve with behavior change, recommends effective care pathways that people are willing to follow, and engages people who aren’t getting the care they need. By combining predictive analytics with human engagement, Ontrak delivers improved member health and validated outcomes and savings to healthcare payers.

The company’s integrated, technology-enabled Ontrak™ solutions, a critical component of the PRE platform, are designed to treat members with behavioral conditions that cause or exacerbate chronic medical conditions such as diabetes, hypertension, coronary artery disease, COPD, and congestive heart failure, which result in high medical costs.

Ontrak has a unique ability to engage these members, who do not otherwise seek behavioral healthcare, leveraging proprietary enrollment capabilities built on deep insights into the drivers of care avoidance.

Ontrak integrates evidence-based psychosocial and medical interventions delivered either in-person or via telehealth, along with care coaching and in-market Community Care Coordinators who address the social and environmental determinants of health, including loneliness. The company’s programs improve member health and deliver validated cost savings to healthcare payers of more than 50 percent for enrolled members. Ontrak solutions are available to members of leading national and regional health plans in 30 states and in Washington, D.C.

Learn more at www.ontrak-inc.com

Contact
For Investors:
Westwicke
Bob East
Phone: 443-213-0502
Email:  bob.east@westwicke.com

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